Exhibit 99.1

August 1, 2013

Dear Fellow Stockholder:
We are busy working on our quarterly report on form 10-Q for the second quarter of 2013. We expect to file this in the normal course of business on or before August 13, 2013 and we hope you will check our website at www.inlanddiversified.com or the SEC's website at www.sec.gov for a copy of the report. Because it is much more efficient and cost-effective to provide this information electronically, we will no longer mail the 10-Q report to stockholders. The 10-Q reports contain valuable information regarding the financial performance of the Company as well as other pertinent data, and are a good way for stockholders to keep up to date on our progress on an interim basis.
New Inland Investments Website
We are pleased to announce that our sponsor, Inland Real Estate Investment Corporation, expects to launch a new corporate website sometime in the coming weeks. The web address will remain the same at www.inland-investments.com, but the new site is designed to offer a significantly improved user experience. Investors, financial advisors and the general public will be able to find the latest information on Inland's investment products, see our property portfolios and learn about the latest trends in commercial real estate. If you frequent any of the Inland REIT websites, or have them bookmarked on your computer, you will automatically be redirected to the new site as soon as it is live.
2013 Second Quarter Earnings Webcast
The Inland Diversified executive management team will be discussing our second quarter operating results during a webcast on Thursday, August 22, 2013 at 2:00 PM CT. You may register for the webcast at www.inlanddiversified.com. We hope you can join us.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in July 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks		Barry L. Lazarus
Chairman of the Board		President and Chief Operating Officer

Enclosure

cc:	Trustee
Broker Dealer
Financial Advisor